EXHIBIT 6.10CE

STATE OF TEXAS                      )
                                    ) ss
COUNTY OF BOWIE                     )


                          LEASE WITH OPTION TO PURCHASE

This lease with option to purchase is made and executed in duplicate in the City of Texarkana, County of Bowie, State of Texas, between Connor Patman, Steve and Ann M. Raffaelli, (herein called Lessor) and Fresh N' Lite, Inc., A Delaware Corp. (herein called Lessee).

1.       DESCRIPTION OF PREMISES

Lessor leases to Lessee that certain commercial tract of land, herein referred to as the premises situated at 3500 Summerhill Road, Texarkana, Texas (see attached Exhibit "A") the address of the premises.

2.       RENT

Lessee agrees to pay rent during the entire term of this lease as follows:

Years 1-3
         Monthly payments shall be $1,547.43

Years 4-8
         Monthly payments shall be $1,949.36

Years 9-13
         Monthly payments shall be $2,258.17

Years 14-20
         Monthly payments shall be $2,615.23

Lessee shall, at its option, purchase the property on or before the end of the third year of this lease for the amount of $200,000.

Seller shall provide title policy, warranty deed, and tax certificates at the time of sale.

The first monthly payment shall be due on the first day of February, 1994 or upon completion of improvements (restaurant) which ever shall occur first, and thereafter on the first day of each month during the entire term of this lease.

The rent under this lease shall be paid by placing the same in the United States Mail addressed to the Lessor's at its administrative office, 4646 Summerhill Road, Texarkana, Texas 75503. The rent is deemed to be timely paid if the envelope containing the rent is postmarked on or before the first day of each month and the rent is received by Lessor on or before the tenth (10th) day of each month. If the first day



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of the month falls on a Sunday or legal  holiday,  then the envelope  containing the rent must be postmarked the preceding day.

The Lessor has the right to assess and collect from the Lessee a five percent (5%) late penalty on the monthly rental if it is not received by Lessor on or before the tenth (10th) day of each month.

3.       TERM

The term of this lease shall be for a period of twenty (20) years and shall commence on the first (1st) day of February, 1994 and terminate on the last day of January, 2014.

4.       OCCUPANCY AND ACCEPTANCE OF PREMISES

By entering into and occupying the premises, the Lessee shall be deemed to acknowledge that the premises is in good condition. Tenant acknowledges acceptance of the premises in an "as is" condition. Lessee may begin occupancy and construction of improvements upon execution of this lease.

5.       USE OF PREMISES

         a. Purpose. Lessee shall use the premises for the purposes of conducting thereon general retail food sales, and no part of the premises shall be used for any other purpose without the prior written consent of Lessor.

         b. Business Hours. Lessee will operate the demised premises and have the same fully open and available for business hours which the Lessee shall determine in that are legal under pertaining law, except on said Sundays and holidays as Lessee may determine not to be open for business.

         c. Maintenance of Premises. The Lessee shall at all times maintain all of the premises herein in a clean, neat, and orderly condition.

         d. Garbage Disposal. The Lessee shall not burn or incinerate any rubbish, garbage, or debris at, in, or about the demised premises, and shall cause all containers, rubbish, garbage, and debris accumulated therein to be stored within the demised premises, to be hauled away therefrom for disposal prior to the accumulation of any substantial quantity.

         e. Public Regulations. In the conduct of its business in and about the demised premises, Lessee shall observe and promptly comply with all laws, ordinances, and regulations of public authorities.

6.       SIGNS - EXTERIOR LIGHTING - FIXTURES

Lessee shall have the exclusive right to erect and maintain upon the demised premises at its own expense, all signs necessary or appropriate to the conduct of the business of Lessee provided, however, the Lessee shall not have the right to erect or maintain in or upon the demised premises any sign, the erection, maintenance, or removal of which will cause to decrease the value of said demised premises, without the Lessor's prior consent in writing. Any signs erected or placed in or upon said demised premises by Lessee must be so removed upon such expiration or termination, and all damage caused by the erection, maintenance, or removal of any and all such signs shall be fully repaired at the cost and expense of



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Lessee. All existing signs shall be removed from the property within thirty (30)
days of execution of this lease.

7.       IMPROVEMENTS, ALTERATIONS, CHANGES AND ADDITIONS

The Lessee may, at its discretion, erect on the property any buildings, and or structures, deemed necessary to operate a general retail food business. All such improvements must meet applicable state and city laws and building codes. All plans and specifications must be approved by appropriate agencies within thirty
(30) days of execution of lease. Lessor is to be notified in writing within thirty (30) days if plans and specifications are rejected by appropriate agencies. All improvements are to be maintained during the term of this lease and at the termination of this lease, all improvements are to remain with the property and will be in good condition at the expiration of the term of this lease.

8.       CASUALTY DAMAGE - REPAIRS - ABATEMENT OF RENT

Wherever as strike, act of God, or cause beyond the power of the party affected to control causes delay, the period of such delay so caused shall be added to the period limited in this lease for the completion of such work, reconstruction, or replacement. Under no circumstances will the abatement period exceed 180 days.

No rent shall be payable while the demised store is wholly unoccupied pending the repair of casualty damage.

         a. Repair or Replacement of Fixtures. Lessee shall, as soon as reasonable possible, replace all fixtures and/or improvements which may be damaged or destroyed by fire or any other cause whatsoever.

         b. Fire Insurance. Lessee agrees to maintain in force, at all times during the term of this lease adequate insurance to repair and/or replace any improvement on the property.

9.       REPAIRS

Lessee shall be responsible for any and all repairs to any improvements including but not limited to paving, landscaping, etc.

10.      UTILITIES

Lessee agrees to pay before delinquency all charges for water, gas, heat or electricity, power, or other similar charges incurred by Lessee with respect to and during its occupancy of the demised premises.

11.      TAXES

Lessee will pay all ad valorem taxes during the term of this lease.

If at any time after tax assessment has become due or payable, the Lessee, or his legal representative, neglects to pay such tax assessment, Lessor shall be entitled to pay the same at any time thereafter and



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such  amount so paid by Lessor  shall be  deemed to be  additional  rent for the lease premises, due and payable by the Lessee.

12.      LESSEE TO CARRY LIABILITY INSURANCE

Lessee agrees to procure and maintain in force during the term of this lease and any extension thereof, at its expense, public liability insurance in companies and through brokers approved by Lessor, adequate to protect against liability for damaged claimed through public use of or arising out of accidents occurring in or around the leased premises, in a minimum amount of One Hundred Thousand Dollars ($100,000.00) for each person injured, Two Hundred Thousand Dollars ($200,000.00) for any one accident, and Ten Thousand Dollars ($10,000.00) for property damage. Such insurance policies shall provide coverage for Lessor's contingent liability on such claims or losses, and shall name Lessor as a named insured. The policies or certificates thereof shall be delivered to Lessor for keeping. Lessee agrees that, if such policies are not kept in force during the entire term of this lease, and any extension thereof, Lessor may procure the necessary insurance, pay the premium therefore, and that such premium shall be repaid to Lessor as an additional rent installment for the month following the date of which such premiums are paid.

13.      TRANSFER OR PLEDGE OF LEASEHOLD INTEREST

Lessee shall not assign this lease or any interest therein, or sublet the demised premises or any part thereof, or license the use of all or any portion of the demised premises or business conducted therein or thereon, or encumber or hypothecate this lease, without first obtaining written consent of Lessor; and any assignment, subletting, licensing, encumbering, or hypothecating of this lease without such prior written consent shall, at the option of the Lessor, terminate this lease.

14.      SURRENDER OF PREMISES

Lessee shall, at the termination of this lease, vacate the demised premises in as good condition as they are in at the time of entry thereon by Lessee, except for reasonable use and wear thereof, acts of God, or damage by casualty beyond the control Lessee, and upon vacating shall leave the demised premise free and clear of all rubbish and debris.

15.      SUBORDINATION AGREEMENT

Lessee covenants and agrees to execute any instrument or instruments permitting a first mortgage of trust deed to be placed on the demised premises or any part thereof as security for an indebtedness and subordinating this lease to said first mortgage or trust deed, if required to do so by the lending agency.

16.      LESSOR'S RIGHT OF INSPECTION

Lessor shall have access to the demised premises, and each and every part thereof, during the Lessee's regular business hours for the purpose of inspecting the same, making repairs, and posting notices which Lessor may deem to be for the protection of Lessor or the demised premises.




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17.      DEFAULT

If the rent as set in this lease is not timely paid, as described above, and shall remain unpaid for a period of ten (10) days after written notice of such delinquency, or if lessee for a period of thirty (30) days after written notice from Lessor, or should any person other than Lessee secure possession of the premises or any part thereof, by reason of any receivership, bankruptcy proceedings, or other operation of law in any manner whatsoever, or if Lessee breaches any obligation under this lease which cannot be cured, or if Lessee abandons the demised premises, then Lessor at its option, with proper notice to Lessee, shall terminate this lease or in the alternative, Lessor may reenter and take possession of said premises, without being deemed guilty of any manner of trespass, and relet the premises, for all or any part of the remainder of said term, to a tenant satisfactory to Lessor, at such monthly rental as Lessor may with reasonable diligence be able to secure.

18.      EXPENSES OR ENFORCEMENT

If either party incurs any legal expense in enforcing any covenants of this lease, the party found to be in default shall pay to the other, all expenses so incurred, including reasonable attorney's fees.

19.      TIME OF ESSENCE

Time is of the essence of each and every provision, covenant, and condition herein contained and on the part of the Lessee or Lessor to be done and performed.

20.      AMENDMENTS TO BE IN WRITING

This lease may be modified or amended only by writing duly authorized and executed by both Lessor and Lessee. It may not be amended or modified by oral agreements or understandings between the parties unless the same shall be reduced to writing duly authorized and executed by both Lessor and Lessee.

21.      PARTIES BOUND

Each and every provision of this lease shall bind and shall inure to the benefit of the parties hereto and their legal representatives. The term "legal representatives" is used in this lease in its broadcast possible meaning and includes, in addition to executors and administrators, every person, partnership, corporation, or association succeeding to the interest or to any part of the interest in or to this lease or in or to the leased premises, of either the Lessor or Lessee herein, whether such succession results from the act of party in interest, occurs by operation of law, or is the effect of the operation of law together with the act of such party. Each and every covenant, agreement, and conditions of this lease to be performed shall be binding upon all assignees, subtenants, concessionaires, and/or licensees of Lessee.

22.      NOTICES

All notices of any kind which Lessor may be required or may desire to serve on Lessee under the terms may be served upon Lessee by leaving a copy of such demand or notice or by mailing a copy thereof to Lessee at the demised premises. Any and all notices or demands from Lessee to Lessor may be served upon Lessor by mailing a copy thereof to 4646 Summerhill Road, Texarkana, Texas 75503.




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23.      LESSEE"S CORPORATE SEAL REQUIRED

If the lease is a corporate entity, Lessee hereby agrees to furnish Lessor upon the execution of this lease a copy of the Notice of Director's Meeting and the Corporate Authorization Resolution authorizing the execution of this lease by the President and Secretary of the corporation and authorizing them to affix the corporate seal of said corporation to this lease.


DATED the   15th day of      October   , 1993.


LESSOR:                                              LESSEE:



---------------------------                          ---------------------------
Connor Patman                                        Fresh N' Lite

                                                     Address:
                                                     011 West Loop 281, Suite 4
                                                     ongview, Texas 75604
---------------------------                          903) 297-5502
Steve Raffaelli



--------------------------
Ann Raffaelli






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                              EXHIBIT AND ADDENDUM














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                                   EXHIBIT "A"

                                   ADDENDUM #1


         The following shall be an Addendum to the Lease With Option to Purchase between Connor Patman, Steve and Ann Raffaelli as Lessors and Fresh N' Lite, Inc., Lessee:

         1. Checks for monthly rent shall be made to Patman and SAC Investments and net to be divided by Patman according to ownership interests.

         2. Lessors shall have five (5) working days after execution of this Lease to remove any personal property from building located on the premises.

         3. Lessee shall have the right of possession upon execution of this Lease (except Paragraph 2 above) with the right to remove building at its expense and prepare site for construction and to construct desired improvements.

         4. Lease is amended to begin on May 1, 1994 or sixty (60) days after completion of improvements, which ever comes first, and end on April 30, 2014.

                                                                   ------------
                                                                   Initial Here



         DATED this 5th day of October, 1993.


LESSOR:                                    LESSEE:



-------------------------                  -------------------------------
Connor Patman                              Fresh N' Lite, Inc.

                                           Address:
                                           1011 West Loop 281, Suite 4
-------------------------                  Longview, Texas 75604
Steve Raffaelli                            (903) 297-5502



-------------------------
Ann Raffaelli





                                      A-2